SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, December 10, 2003

Time:	11:00 A.M., E.S.T.

Place:	Dayton Racquet Club Kettering Tower Second and Main Streets Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect three directors for a two-year term;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2004; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on October 17, 2003 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot

Secretary

November 6, 2003

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	November 6, 2003
1400 Kettering Tower
Dayton, Ohio 45423

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on December 10, 2003 and any adjournment of the meeting. The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

•	You may send in another proxy card with a later date.

•	You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

•	You may vote in person at the Annual Meeting.

The Company first mailed this Proxy Statement to shareholders on November 6, 2003.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on October 17, 2003. For each share owned of record, you are entitled to one vote. On October 17, 2003, the Company had 14,443,774 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into two classes, with each class being comprised of four directors. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

At the 2003 Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2005. The Board has nominated Robert J. Kegerreis, William D. Manning, and Maynard H. Murch IV for election as directors. All nominees are presently directors. John N. Taylor, Jr., whose term of office as a director expires at the 2003 Annual Meeting, is retiring from the Board after 15 years of service. With only three directors nominated for election at the meeting, there will be a vacancy in the class of directors whose term of office expires in 2005 that may be filled by the Board.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Nominees for Term of Office Expiring in 2005

Robert J. Kegerreis, Ph.D.	Director Since 1972

Dr. Kegerreis, 82, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of the Miami Valley Research Park.

William D. Manning	Director Since 1995

Mr. Manning, 69, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant. Mr. Manning is a director of NYCO America LLC.

Maynard H. Murch IV	Director Since 1977

Mr. Murch, 59, has been Chairman of the Board of the Company since July 1979. He is President and Chief Executive Officer of Maynard H. Murch Co., Inc. (investments), which is managing general partner of M.H.M. & Co., Ltd. (investments). Since 1976, Mr. Murch has been Vice President of Parker/ Hunter, Incorporated (dealer in securities), a successor firm to Murch and Co., Inc., a securities firm that Mr. Murch had been associated with since 1968. Mr. Murch is a director of Lumitex, Inc. and Shiloh Industries, Inc.

Directors Continuing in Office Until 2004

Gerald L. Connelly	Director Since 1998

Mr. Connelly, age 62, has been President and Chief Executive Officer of the Company since January 1, 1999. From April 1996 to January 1999, he was Executive Vice President and Chief Operating Officer of the Company and from June 1994 to April 1996, he was a Vice President of the Company and President of its Process Industries Group.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, 59, has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly-owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments).

Dale L. Medford	Director Since 2003

Mr. Medford, 53, has been Executive Vice President and Chief Financial Officer of The Reynolds and Reynolds Company (software and services to automotive retailers) since January 2001 and was its Vice President of Corporate Finance and Chief Financial Officer from February 1986 until assuming his current position. Mr. Medford is also a director of The Reynolds and Reynolds Company.

Jerome F. Tatar	Director Since 1991

Mr. Tatar, 57, retired in December 2002 as Chairman of MeadWestvaco Corporation (forest products), a position he had held since January 2002. He was Chairman, President and Chief Executive Officer of The Mead Corporation from November 1997 to January 2002. From April 1996 to November 1997, he was President and Chief Operating Officer and a director of The Mead Corporation. Mr. Tatar is also a director of National City Corp.

Corporate Governance

The Company’s shareholders elect the Board of Directors to oversee the actions and results of management, with a view to increasing shareholder value over the long term. The Board sets policy for the Company and advises and counsels the Chief Executive Officer and senior executives who manage the Company’s business and affairs. The Board has adopted Corporate Governance Guidelines that reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level. At the Company’s web site, www.robbinsmyers.com, you may obtain a copy of these Guidelines, as well as copies of the Charters for the Board’s three committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Meetings of Directors

The Board of Directors met eight times in fiscal 2003. The Board of Directors had three committees in fiscal 2003: the Audit Committee [Messrs. Taylor (Chairman), Kegerreis and Manning], which met six times in fiscal 2003; the Compensation Committee [Messrs. Kegerreis (Chairman), Manning and Tatar], which met four times in fiscal 2003;

and the Nominating and Governance Committee [Messrs. Tatar (Chairman), Loftis and Taylor], which met three times in fiscal 2003. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served in fiscal 2003.

The Audit Committee serves as the representative of the Board for the general oversight of Company affairs in the area of financial accounting and reporting and the underlying internal controls and appoints the Company’s independent auditors. The Committee meets with Company personnel and with representatives of Ernst & Young LLP, the Company’s independent auditors, to review internal auditing procedures, the annual audit of the Company’s financial statements, and compliance with the Company’s Code of Business Conduct. The Committee reports its findings and recommendations to the Board of Directors. The Audit Committee Charter more specifically sets forth the duties and responsibilities of the committee. This Charter was included as Appendix A to the Company’s proxy statement dated November 7, 2002.

The Compensation Committee develops and administers the Company’s executive compensation policies and programs and sets the compensation of executive officers. The Committee also advises the Board of Directors on the creation, administration or modification of employee compensation policies and procedures.

The Nominating and Governance Committee’s principal responsibilities are to identify individuals qualified to become directors, recommend director nominees to be elected by shareholders or to fill vacancies in the Board, recommend annually to the Board the directors to be appointed to Board committees, and monitor and evaluate how effectively the Company, the Board, and its Committees have implemented the policies and principles of the Board’s Corporate Governance Guidelines.

Director Compensation

Directors who are not employees of the Company received the following compensation in fiscal 2003:

Annual Retainer:	$32,000 (50% is generally paid in restricted shares of the Company which vest after one year)

Committee Chairman Stipend:	$3,000

Stock Options:	2,000 share option granted to each director on the date he is elected to a new term; option price is equal to fair market value on date of election.

In fiscal 2003, Maynard H. Murch IV, as Chairman of the Company, was paid a salary of $125,000 and participated in the Company’s pension plan and employee savings plan.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of October 17, 2003 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

	Number of Shares
	Beneficially Owned		Percent of
Individual or Group	as of 10/17/03(1)		Class

Gerald L. Connelly	209,421		1.4%
Robert J. Kegerreis	36,915		(5)
Thomas P. Loftis	44,782	(2)	(5)
William D. Manning	20,906		(5)
Dale L. Medford	4,703		(5)
Maynard H. Murch IV	3,090,266	(3)	21.4%
Jerome F. Tatar	24,710		(5)
John N. Taylor, Jr.	49,667	(4)	(5)
Kevin J. Brown	49,767		(5)
Hugh E. Becker	27,984		(5)
Milton M. Hernandez	34,614		(5)
Karl H. Bergmann	65,500		(5)
Directors and Executive Officers as a Group (15 persons)	3,691,420		24.8%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 17, 2003 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Connelly — 164,000	Dr. Kegerreis — 8,421	Mr. Loftis — 7,057
Mr. Manning — 12,000	Mr. Murch — 7,333	Mr. Tatar — 8,000
Mr. Taylor — 8,000	Mr. Brown — 46,555	Mr. Becker — 27,500
Mr. Hernandez — 32,500	Mr. Bergmann — 65,500	Mr. Medford — 2,000
Directors and executive officers as a group — 388,806

(2)	Includes 11,308 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Includes 32,000 shares with respect to which Mr. Murch has sole voting and shared investment power and 2,994,254 shares beneficially owned by M.H.M. & Co., Ltd. See Footnote (1) in the following section.

(4)	Includes 20,200 shares held of record in the name of K-K Realty Partners, Ltd., of which Mr. Taylor is the general partner.

(5) Less than 1%.

Principal Shareholder

The only person known by the Board of Directors of the Company to be a beneficial owner of more than 5% of the outstanding common shares of the Company as of October 17, 2003 is listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 10/17/03	% of Class

M.H.M. & Co., Ltd.(1) 830 Hanna Building Cleveland, OH 44115	2,994,254	20.7%

(1)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Maynard H. Murch IV and Robert B. Murch, who are brothers, and Creighton B. Murch, who is their first cousin.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors develops and administers the compensation policies and programs and sets the compensation of executive officers of the Company. The Committee members are three directors who are not present or former employees of the Company.

Objectives and Policies

The Committee seeks to:

•	Attract and retain talented executives critical to the long-term success of the Company.

•	Provide total compensation programs that are competitive with those of global industrial companies similar to the Company;

•	Tie compensation to the achievement of the Annual Business Plan and continuing progress on the long term strategic plan; and

•	Link executive’s goals with those of the shareholders.

Tax Deductibility of Compensation. Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the “Summary Compensation Table,” which follows this report. Shareholders approved the 1999 Long-Term Incentive Stock Plan in 1999 and Senior Executive Annual Cash Bonus Plan in 2001. Incentive compensation paid to the Company’s executives as cash bonuses, performance shares, and stock options should normally be deductible for federal income taxes.

Types of Compensation

The Company pays two types of compensation:

•	Annual compensation which includes base salary and a bonus paid in cash if certain pre-established financial performance targets are achieved; and

•	Long-term compensation which includes annual stock option grants, which are only valuable if the Company’s stock price increases, and restricted shares, which are only granted to executives if a specified long-term performance goal is met.

Annual Compensation

Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other global industrial companies similar to the Company and based on survey data of independent compensation consultants. The Committee reviews this survey data and periodically adjusts the Company’s executive salary structure to maintain salary ranges at or slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company’s salary structure, individual performance during the preceding year, and the Company’s overall performance.

Annual Cash Bonus Opportunity. Executives can earn a cash bonus each year. For fiscal 2003, the bonuses were calculated as follows:

•	Available bonuses at targeted performance levels ranged from 25% to 50% of base salary; executives with higher positions on the Company’s position evaluation system were eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

•	Performance measures and the respective weighting assigned to each were:

—	Consolidated sales growth (33.3%)

—	Earnings per share growth (33.3%)

—	Free cash flow (33.3%)

•	Bonuses were paid at approximately 94% of targeted percentages based on actual performance achievements for fiscal 2003.

Long-Term Compensation Incentives

The Company’s executives make strategic business decisions, which are successful, only if they ultimately increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options and restricted shares as long-term incentives.

Stock Options. The Committee annually grants stock options to executives under the Company’s 1999 Long-Term Incentive Stock Plan. The option price is the fair market value of a Company share on the date of grant. Options generally become exercisable over a three-year period and expire 10 years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

•	The importance of the executive’s position to the Company in achieving its long-term strategic goals;

•	The executive’s recent performance; and

•	The ability of the executive to impact the Company’s long-term results.

Performance Shares. At the beginning of fiscal 2003, the Committee awarded performance units to certain executives for performance periods expiring at the end of fiscal 2003, fiscal 2004 and fiscal 2005. The number of performance units earned, which convert to restricted shares, is directly related to the total shareholder return for the Company over the specified performance period compared with the total shareholder return for a pre-determined group of comparable/peer companies (the “Group”) for the same period. No restricted shares are earned unless the total shareholder return for the Company is at least equal to the median return for companies in the Group. No awards were earned for the performance period ended August 31, 2003.

Compensation of Chief Executive Officer

In determining total compensation for Mr. Connelly, the Committee considers the Company’s financial results, his leadership in developing and executing the Company’s strategic plan, and his role in the Company’s future growth.

Mr. Connelly received no increase in salary in fiscal 2003 based on the economic environment in which the Company was operating during the fiscal year. Mr. Connelly, as a participant in the annual cash bonus plan, had a target award at 50% of his base salary for fiscal 2003. Based on the Company’s achievements relative to the financial performance measures applicable for fiscal 2003, Mr. Connelly received an award equal to 47% of his base salary for fiscal 2003.

During fiscal 2003, the Committee granted Mr. Connelly options to purchase 37,500 common shares. This represents the normal annual grant under the 1999 Long-Term Incentive Stock Plan for the President and Chief Executive Officer. In determining the size of the award, the Committee evaluated the accomplishments of major strategic objectives as well as Mr. Connelly’s potential for influencing future results. Consideration was also given to the relationship of previous grants, his total number of outstanding options, and competitive market data.

The Committee believes its compensation policies and program for executive officers, including the Chief Executive Officer, effectively tie executive compensation to the Company’s performance and shareholder value.

THE COMPENSATION COMMITTEE
Robert J. Kegerreis, Chairman
William D. Manning
Jerome F. Tatar

EXECUTIVE COMPENSATION

The following sections show compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 2003. The information is presented on a fiscal year basis.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards

Name and					Number of Shares	All Other
Principal Position	Year	Salary		Bonus	Underlying Options	Compensation(1)

Gerald L. Connelly,	2003	$500,000		$235,000	37,500	$6,000
President and	2002	500,000		–0–	30,000	5,500
Chief Executive Officer	2001	445,000		215,825	30,000	5,640
Kevin J. Brown,	2003	$200,000		$75,200	20,000	$5,500
Vice President and Chief	2002	200,000		–0–	17,500	4,952
Financial Officer	2001	187,000		72,556	15,000	3,785
Hugh E. Becker,	2003	$196,000		$73,696	10,000	$5,500
Vice President, Investor	2002	196,000		–0–	10,000	4,883
Relations and Human Resources	2001	187,000		63,487	10,000	5,885
Milton M. Hernandez,	2003	$225,000		$57,713	25,000	$13,696
Group Vice President and	2002	225,000		19,238	17,500	5,413
President, Robbins & Myers Europe	2001	185,000		62,808	17,500	4,835
Karl H. Bergmann,	2003	$226,410	(2)	$53,626	15,000	$–0–
Vice President and	2002	200,163		15,212	10,000	–0–
Vice President, Operations, Robbins & Myers Europe(2)

(1)	All amounts presented are Company contributions under its Employee Savings Plan.

(2)	Neither Mr. Bergmann’s nor any other executive officer’s salary was increased in fiscal 2003. Mr. Bergmann is paid in Swiss Francs, and changes in exchange rates account for all of the change in his salary and impacted the amount of his bonus. Mr. Bergmann became an executive officer of the Company on September 1, 2001.

Fiscal 2003 Stock Option Grants

The following table presents information concerning stock options granted in fiscal 2003 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. Actual future appreciation will depend on the market value of the Company’s common shares.

	Individual Grants(1)
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of Stock
	Shares	Options			Price Appreciation for Option
	Underlying	Granted to			Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal 2003	Price	Date	5%	10%

Stock Appreciation for all Shareholders(3)	N/A	N/A	N/A	N/A	$206,470,498	$583,236,780
Gerald L. Connelly	37,500	21%	$19.20	6/23/13	$452,804	$1,147,495
Kevin J. Brown	20,000	11%	$19.20	6/23/13	$241,496	$611,997
Hugh E. Becker	10,000	5%	$19.20	6/23/13	$120,748	$305,999
Milton M. Hernandez	25,000	14%	$19.20	6/23/13	$301,869	$764,996
Karl H. Bergmann	15,000	8%	$19.20	6/23/13	$181,122	$458,998

(1)	Under the Company’s option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2)	The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation, assuming annual compounding, and are not intended to forecast possible appreciation, if any, in the Company’s share price.

(3)	For “Stock Appreciation for All Shareholders,” the potential realizable value is calculated based on $22.73, the closing price of a common share on August 29, 2003, and the number of shares outstanding on such date.

Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

The following table presents information concerning all exercises of options to purchase Company shares during fiscal 2003 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 2003.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at 8/31/03		Options at 8/31/03(2)

	Shares Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald L. Connelly	20,000	$231,200	164,000	67,500	$191,720	$132,375
	16,000	$178,880
Kevin J. Brown	–0–	–0–	46,333	36,667	$38,210	$70,600
Hugh E. Becker	–0–	–0–	27,500	20,000	$12,334	$35,300
Milton M. Hernandez	–0–	–0–	32,500	42,500	$18,500	$88,250
Karl H. Bergmann	–0–	–0–	65,500	25,000	$157,620	$52,950

(1)	Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid.

(2)	Represents the excess of the market value at August 31, 2003 of the shares subject to the options over the aggregate option exercise price.

Fiscal 2003 Long-Term Incentive Plan Awards

The following table presents information concerning performance awards granted at the beginning of fiscal 2003 to the persons named in the Summary Compensation Table. There were no payouts under this program for the performance period ended August 31, 2003.

	Performance
	Period Until	Potential Future Payouts (1)
	Maturation or
Name	Payout	Threshold	Target	Maximum

Gerald L. Connelly	9/1/02 – 9/1/03	$250,000	$500,000	$1,000,000
	9/1/03 – 9/1/04	300,000	500,000	1,000,000
	9/1/04 – 9/1/05	375,000	500,000	1,000,000
Kevin J. Brown	9/1/02 – 9/1/03	$75,000	$150,000	$300,000
	9/1/03 – 9/1/04	90,000	150,000	300,000
	9/1/04 – 9/1/05	112,500	150,000	300,000
Hugh E. Becker	9/1/02 – 9/1/03	$18,750	$37,500	$75,000
	9/1/03 – 9/1/04	22,500	37,500	75,000
	9/1/04 – 9/1/05	28,125	37,500	75,000
Milton M. Hernandez	9/1/02 – 9/1/03	$75,000	$150,000	$300,000
	9/1/03 – 9/1/04	90,000	150,000	300,000
	9/1/04 – 9/1/05	112,500	150,000	300,000
Karl H. Bergmann	9/1/02 – 9/1/03	$37,500	$75,000	$150,000
	9/1/03 – 9/1/04	45,000	75,000	150,000
	9/1/04 – 9/1/05	56,250	75,000	150,000

(1)	Awards are made at the end of each performance period (beginning in fiscal 2004, each performance period will be three years in duration) based on how favorably the total shareholder return on Company shares for the performance period compares with the total shareholder return of an index of 12 peer companies (the “Base Index”) for the same period. The threshold payout is achieved only if the Company’s total shareholder return for the performance period is at least equal to the median return for such period for companies included in the Base Index; the maximum payout is achieved only if Company’s total shareholder return is equal to the eightieth percentile or higher. Cash amounts earned under the plan are converted to shares based on the market price at the end of the specified performance period, and awards are made in the form of restricted common shares, which may be forfeited if the executive leaves the employment of the Company within two years after the issuance of the restricted shares to him.

Pension Plan

The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the “Pension Plan”). The Company calculates retirement benefits under the Pension Plan on the basis of the employee’s average annual compensation for the five highest years during the employee’s last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $160,000.

Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 2003 is presented in the Summary Compensation Table under the heading “Annual Compensation.”

The Company also has a Supplemental Pension Plan (the “Supplemental Plan”) which provides supplemental retirement benefits for Messrs. Connelly, Brown, Hernandez, Becker, and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the years of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for the current executive officers named in the Summary Compensation Table is: Mr. Connelly — 12, Mr. Brown — 8, Mr. Hernandez — 3, and Mr. Becker — 27. Amounts shown are straight life annuity amounts. These amounts are not reduced to take into account Social Security benefits paid to the employee. Mr. Bergmann does not participate in the Pension Plan or the Supplemental Plan, but the Company will provide him with a pension benefit equivalent to what he would have if he were a participant in the plans with credited service of nine years.

	Estimated Annual Retirement Benefits
	For Specified Years of Service

Final Average
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$250,000	$51,418	$68,543	$85,668	$102,793	$119,876
300,000	61,919	82,544	103,170	123,796	144,379
350,000	72,418	96,544	120,669	144,794	168,878
400,000	82,918	110,543	138,168	165,793	193,376
500,000	103,918	138,544	173,169	207,794	242,378
600,000	124,919	166,544	208,170	249,796	291,379
700,000	144,264	192,348	240,444	288,528	336,624

Other

The Company has agreed to pay Mr. Connelly one year’s salary in the event the Company terminates his employment as Chief Executive Officer for reasons other than misconduct. If such termination occurs within three years after a change of control of the Company (as defined in the agreement), his salary continues for a three-year period.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company’s common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Industrial Machinery Index for the same periods. The graph depicts the value on August 31, 2003 of a $100 investment made on August 31, 1998 in Company shares and each index, with all dividends reinvested.

Performance Graph Data	8/98	8/99	8/00	8/01	8/02	8/03

Robbins & Myers, Inc.	100	100	103	123	83	101
Russell 2000	100	128	163	144	122	157
S&P Industrial Machinery	100	151	127	132	137	168

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of three members of the Company’s Board of Directors. Each member of the Audit Committee is independent as “independence” is defined at Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of the Charter was included as Appendix A to the Company’s proxy statement, dated November 7, 2002. The Audit Committee, among other things, recommends to the Board of Directors (i) that the audited financial statements be included in the Company’s Annual Report on Form 10-K and (ii) the selection of the independent auditors to audit the books and records of the Company.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2003 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
John N. Taylor, Jr., Chairman
Robert J. Kegerreis
William D. Manning

APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2003. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

In addition to rendering audit services during fiscal 2003, Ernst & Young LLP also rendered other services to the Company. The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to fiscal years 2003 and 2002 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2003	Fiscal 2002

Audit (1)	$774,300	$798,450
Audit-Related (2)	223,329	96,500
Tax (3)	91,849	286,302
All Other (4)	0	0

Total	$1,089,478	$1,181,252

(1)	For services rendered for the audits of the consolidated financial statements of the Company, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, issuance of comfort letters and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits, due diligence and consultations concerning financial accounting and reporting standards.

(3)	For services related to tax compliance, tax return preparation, tax advice and tax planning.

(4)	There were no other fees incurred for fiscal 2003 and 2002.

In recommending to the Board that Ernst & Young LLP serve as the Company’s independent auditors for fiscal 2004, the Audit Committee reviewed past services performed during fiscal 2003 and services proposed to be performed during fiscal 2004. In selecting Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young. Ernst & Young has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee’s policy on pre-approval of services performed by independent auditors is to approve at the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent auditors during that fiscal year. The Audit Committee pre-approves these services by authorizing specific projects within the categories of service outlined above, subject to a budget for each category. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.

Subject to ratification by the shareholders, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2004. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2004.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and additional reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2002 through August 31, 2003, were met except that a Form 5 reporting a gift of 550 shares by Mr. Manning was inadvertently filed late.

SHAREHOLDER PROPOSALS

If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Corporate Secretary, on or before July 8, 2004. The 2004 Annual Meeting of Shareholders is presently scheduled to be held on December 8, 2004.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the 2004 Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on September 21, 2004 and advises shareholders in the 2004 proxy statement about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on September 21, 2004.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the 2004 Annual Meeting, the shareholder’s notice of nomination must be received by the Corporate Secretary between September 24, 2004 and October 18, 2004. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

DETACH CARD

P

R

O

X

Y

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON
DECEMBER 10, 2003
Solicited On Behalf Of The Board Of
Directors Of The Company

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Gerald L. Connelly, Maynard H. Murch IV and Jerome F. Tatar, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 10, 2003, and at any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS.

FOR all nominees listed below ☐	WITHHOLD AUTHORITY ☐

(except as marked to the contrary below),	to vote for all nominees listed below.
including authority to cumulate votes selectively among such nominees.

Robert J. Kegerreis, William D. Manning, Maynard H. Murch IV

(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

2.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3.	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The Board of Directors recommends that you vote FOR Proposals 1 and 2. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1 and 2.

(Continued and to be signed, on the reverse side)

DETACH CARD

(Continued from reverse side)

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2003.

DATED: ____________, 2003

(Signatures)

Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.